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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 ("the N-14 Registration Statement") of our report dated December 18, 2002 relating to the financial statements and financial highlights which appears in the October 31, 2002 Annual Report to the Board of Trustees and Shareholders of the Schroder Capital Funds (Delaware) and Schroder Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Statements" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP


Philadelphia, Pennsylvania
March 7, 2003